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                                                                      Exhibit 11


              Statement Regarding Computation of Per Share Earnings


BASIC:                                             1997                 1996               1995
                                                   -----                -----              ----
Average Number of Common Shares                   3,818,465            3,810,331            3,809,757

Average Common Share Equivalents                        -0-                  -0-                  -0-
                                                 ----------          -----------           ----------

Average Shares Outstanding                        3,818,465            3,810,331            3,809,757

Net Income (Loss)                                $3,013,788          ($9,483,364)          $   96,117

Net Income (Loss) per Common and Common
Equivalent Share                                 $     0.79          ($     2.49)          $     0.03
                                                 ==========          ===========           ==========

DILUTED:

Average Number of Common Shares                   3,818,465            3,810,331            3,809,757

Average Common Shares Equivalents                    14,185                  -0-                  -0-
                                                 ----------          -----------           ----------

Average Shares Outstanding                        3,832,650            3,810,331            3,809,757

Net Income (Loss)                                $3,013,788          ($9,483,364)          $   96,117

Net Income (Loss) per Common and Common
Equivalent Share                                 $     0.79          ($     2.49)          $     0.03
                                                 ==========          ===========           ==========